Filed Pursuant to Rule 433
GLADSTONE COMMERCIAL CORPORATION
SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK
Term Sheet Dated October 18, 2006

Issuer:	Gladstone Commercial Corporation

Security:	7.5% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share (“Series B”)

CUSIP:	376536 30 6

Offering Size:	1,000,000 shares Over-Allotment Option: 150,000 shares

Type of Security:	SEC Registered — Registration Statement No. 333-128783

Underwriting Discount:	4%

Underwriters:	Ferris, Baker Watts, Incorporated
Robert W. Baird & Co.
J.J.B. Hilliard, W.L. Lyons, Inc.

Dividend Rate:
Investors will be entitled to receive preferential cumulative cash dividends on the Series B at a rate of 7.5% per annum of the $25.00 per share liquidation preference (equivalent to $1.875 per annum per share).

Redemption:
We may not redeem the Series B Preferred Stock prior to October 31, 2011, except in limited circumstances relating to our continuing qualification as a REIT. On and after October 31, 2011, we may, at our option, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, by payment of $25.00 per share, plus any accumulated and unpaid dividends to and including the date of redemption.

Where Prospectus Supplement May Be Obtained:
A copy of the preliminary prospectus supplement and accompanying prospectus may be obtained from your account representative at Ferris, Baker Watts, Incorporated or via the SEC’s web site at http://www.sec.gov.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any of the underwriters named above will arrange to send you the prospectus if you request it by calling the underwriters toll-free 1-800-247-7223 or investor relations of the issuer at 1-888-366-5745.